Form 4

1.  Hough, William R.
        One Beach Drive S.E.  #1002
        St. Petersburg, FL  33701

2.  Republic Bancshares, Inc. (REPB)

3.  ###-##-####

4.  06/01 and 07/01

5.

6.  Director and 10% Owner

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock

2. 6/26/01
   6/26/01
   6/26/01


3.  C
    C
    C


4. 280,000 (amount),  A
120,000 (amount),  A
200,000 (amount),  A



5. 3,472,101		6.  D	  	7. --
     149,600	     	    I      	  by spouse
     240,000	     	    I	        by corporation (WRH Mortgage)
       5,600	          I	     	  by corporation (Royal Palm)
      85,798		    I     	  by corporation (WRH & Co.)
     105,400	          I	        by trust (Hough Family)












Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Convertible Preferred
    Convertible Preferred
    Convertible Preferred
    Common Stock Options
    Convertible Subordinated Debentures due 2014
    Convertible Subordinated Debentures due 2014
    Convertible Subordinated Debentures due 2014
    Convertible Subordinated Debentures due 2014
    Common Stock Options
    Convertible Subordinated Debentures due 4-1-11







2.  --
    --
    --
    --
    --
    --
    --
    --
    --
    15.60




3.  --
    --
    --
    --
    --
    --
    --
    --
    --
    5/08/01




4.  --
    --
    --
    --
    --
    --
    --
    --
    --
 Code P






5.    (A)        (D)
	--		28,000
	--		12,000
	--		20,000
	--
	--
	--
	--
	--
	--
	3,700,000




6.  Date Exercisable	Expiration Date
--			--
--			--
--			--
--			--
--			--
--		      --
--			--
--			--
--			--
4/1/06			4/11/01




7.  Title			Amount or Number of Shares
      --			--
      --			--
      --			--

      --			--
    	--			--
      --			--
    	--			--
    	--			--
--			--
Common Stock			3,700,000



8.  	--
     	--
     	--
     	--
     	--
     	--
     	--
	--
	--
1.0




9.     0
       0
       0
       5,000
      213,333
        2,777.77
        2,777.77
       83,333.33
	  4,000.00
    3,700,000




10.    D
       I
       I
       D
       D
       I
       I
       I
	 D
	 D




11.   --
      by spouse
      by corporation (WRH Mortgage)
      --
      --
      by corporation (Springhaven)
      by corporation (Royal Palm)
      by spouse
	--
	--






  /s/  William R. Hough      7/18/01